Exhibit 99

USANA Health Sciences Announces Third Quarter 2009 Financial Results

  Net sales increase to $110.8 million
  Earnings per share increase to $0.51
  Company raises outlook for 2009

SALT LAKE CITY--(BUSINESS WIRE)--October 27, 2009--USANA Health Sciences, Inc. (NASDAQ: USNA) today announced financial results for its fiscal third quarter, ended October 3, 2009.

Financial Performance

Net sales for the third quarter of 2009 improved to $110.8 million, compared with $107.2 million in the third quarter of the prior year, an increase of 3.3%. The year-over-year increase was due to an overall increase in product sales, driven primarily by an 8.2% increase in the number of active Associates. The negative effect of changes in currency exchange rates, on a year-over-year basis, reduced net sales in the third quarter by approximately $4.1 million. Net earnings for the third quarter were $7.9 million, or $0.51 per diluted share, compared with $8.1 million or $0.50 per diluted share in the third quarter of the prior year. The decrease in net earnings resulted from higher Associate incentives expense, partially offset by lower selling, general and administrative expenses and improved gross profit margins. The increase in earnings per share in third quarter of 2009 was due to a lower number of average shares outstanding.

Dave Wentz, chief executive officer, said, “We are pleased to report another quarter of solid operating results. The two compensation plan enhancements that we introduced last year continue to drive our growth in sales and Associates. We recognize that offering a rewarding compensation plan that attracts and retains talented entrepreneurs is central to our long-term objectives of generating top-line growth and returning value to our shareholders. While Associate incentive expense has initially increased due to our compensation plan enhancements, we expect that it will decrease as a percentage of sales over the next several quarters. Additionally, we will continue to closely manage our SG&A costs and expect further improvements in our gross profit margins.”

For the nine months ended October 3, 2009, net sales increased by 0.7% to $320.2 million, compared with $318.0 million for the first nine months of the prior year. This growth in sales was due to an overall increase in product sales, driven by a higher average number of active Associates. This increase was largely offset by the negative effect of changes in currency exchange rates versus the prior year, which reduced net sales by approximately $23.6 million. Excluding the impact of currency fluctuations, net sales for the first nine months of 2009 would have been $343.8 million, a year-over-year increase of 8.1%. Net earnings for the first nine months of 2009 were $23.3 million, or $1.51 per diluted share, compared with net earnings of $25.5 million, or $1.56 per diluted share for the first nine months of the prior year. Unfavorable currency exchange rates and higher Associate incentives expense were the primary cause for lower net earnings and earnings per share. These decreases, however, were partially offset by lower selling, general and administrative expenses and a lower number of average shares outstanding.

Regional Results

During the third quarter of 2009, net sales in North America decreased by 6.7%, or $4.3 million, to $60.3 million, compared with the third quarter of the prior year. This decline was primarily the result of the negative effect of changes in currency exchange rates, which decreased net sales in this region by $2.5 million. Additionally, sales in the U.S. decreased by 5.2% and local currency sales in Canada decreased by 3.8%. In Mexico, however, local currency sales increased by 14.9% compared with the third quarter of 2008. Active Associates in the North America region decreased by 1.0% to 102,000, compared with the third quarter of the prior year.

“North America continues to be the region most affected by the difficult economic conditions,” continued Wentz. “Additionally, our third quarter sales tend to be softer in North America, as many of our Associates slow their business activities during the summer vacation months. We continue to implement new initiatives, including targeted marketing campaigns, to keep our customers in this region consistently purchasing our products and our Associates actively building their home-based business.”

Net sales in the Asia Pacific region for the third quarter of 2009 increased by 18.5% to $50.5 million, compared with the third quarter of the prior year. Excluding the negative effect of a stronger U.S. dollar, net sales in this region increased during the quarter by 22.3%. This improvement was due to an overall increase in product sales, driven by 19.8% growth in the number of active Associates and, to a lesser extent, higher product prices. Active associates in this region grew to a record 97,000, compared with 81,000 for the third quarter of the prior year. This increase in the number of active Associates was due primarily to double-digit growth in Hong Kong, Malaysia, and South Korea. Additionally, the Company’s newest market, the Philippines, added 6,000 Associates.

“Momentum in our Asia Pacific region continues to build with record sales and Associate counts. Our balanced approach of providing best-in-class products, coupled with a rewarding compensation plan, continues to drive our record results in this region. Furthermore, we are pleased with the success of our 17th annual International Convention, which we held in Salt Lake City during August. This exciting event was highlighted by new product announcements and several renowned speakers, including Larry King. In light of our solid operating results and the success of our Convention, we look forward to continued success for the balance of 2009 and anticipate carrying positive momentum into 2010,” concluded Wentz.

Outlook

Jeff Yates, chief financial officer, said, “Following another solid quarter, we are raising our financial guidance for 2009. Accordingly, we are projecting consolidated net sales for 2009 to be between $431 million and $434 million. We are also raising our earnings per share guidance for 2009 and now estimate that EPS will be between $2.07 and $2.10.”

“We are pleased with the performance of the business in this difficult economic environment and remain confident that our business model and operating efficiencies will give us a distinct advantage in our industry. We are firmly committed to increasing the number of Associates and customers and look forward to completing what we believe will be yet another record year for sales at USANA.”

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, October 28, 2009 at 11:00 a.m. Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high-quality nutritional, personal care and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	27-Sept-08(1)	3-Oct-09

Net sales	$107,176	$110,764
Cost of sales	22,228	22,637
Gross profit	84,948	88,127

Operating expenses
Associate incentives	44,573	50,799
Selling, general and administrative	27,621	25,414

Earnings from operations	12,754	11,914

Other income (expense)	(489)	110
Earnings before income taxes	12,265	12,024

Income taxes	4,185	4,112

NET EARNINGS	$8,080	$7,912

Earnings per share - diluted	$0.50	$0.51
Weighted average shares outstanding - diluted	16,133	15,547

(1) All amounts reflective of adjustments made due to the restatement of previously reported amounts

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)

	As of	As of
	3-Jan-09	3-Oct-09
		(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$13,281	$13,265
Inventories	23,879	25,615
Other current assets	15,514	11,465
Total current assets	52,674	50,345

Property and equipment, net	57,369	57,289
Goodwill	5,690	5,690
Other assets	6,839	8,150
Total assets	$122,572	$121,474

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$6,879	$5,628
Other current liabilities	47,655	34,259
Total current liabilities	54,534	39,887

Line of credit	34,990	17,000
Other long-term liabilities	1,212	1,743
Stockholders' equity	31,836	62,844
Total liabilities and stockholders' equity	$122,572	$121,474

USANA Health Sciences, Inc.
Sales by Region
(Unaudited)
(In thousands)

	Quarter Ended
	27-Sep-08		3-Oct-09
Region
North America

United States	$40,169	37.5%	$38,098	34.4%

Canada	18,216	17.0%	16,661	15.0%

Mexico	6,208	5.8%	5,535	5.0%

North America Total	64,593	60.3%	60,294	54.4%

Asia Pacific

Southeast Asia/Pacific	23,265	21.7%	25,227	22.8%

East Asia	15,206	14.2%	20,262	18.3%

North Asia	4,112	3.8%	4,981	4.5%

Asia Pacific Total	42,583	39.7%	50,470	45.6%

Consolidated	$107,176	100.0%	$110,764	100.0%

Active Associates by Region (1)
(Unaudited)

	As of
	27-Sep-08		3-Oct-09
Region
North America

United States	61,000	33.2%	61,000	30.7%

Canada	28,000	15.2%	26,000	13.1%

Mexico	14,000	7.6%	15,000	7.5%

North America Total	103,000	56.0%	102,000	51.3%

Asia Pacific

Southeast Asia/Pacific	42,000	22.8%	49,000	24.6%

East Asia	32,000	17.4%	40,000	20.1%

North Asia	7,000	3.8%	8,000	4.0%

Asia Pacific Total	81,000	44.0%	97,000	48.7%
Total	184,000	100.0%	199,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased product from USANA at any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)
(Unaudited)

	As of
	27-Sep-08		3-Oct-09
Region
North America

United States	45,000	61.7%	40,000	58.8%

Canada	16,000	21.9%	15,000	22.1%

Mexico	3,000	4.1%	3,000	4.4%

North America Total	64,000	87.7%	58,000	85.3%

Asia Pacific

Southeast Asia/Pacific	8,000	10.9%	8,000	11.7%

East Asia	1,000	1.4%	1,000	1.5%

North Asia	-	0.0%	1,000	1.5%

Asia Pacific Total	9,000	12.3%	10,000	14.7%
Total	73,000	100.0%	68,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased product from USANA at any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc., Salt Lake City
Investors contact:
Patrique Richards
Investor Relations
801-954-7961
investor.relations@us.usana.com
Media contact:
Dan Macuga
Public Relations
801-954-7280